INTERPUBLIC ANNOUNCES FIRST QUARTER 2013 RESULTS

•	Organic revenue increase of 2.3% and reported revenue increase of 2.4%

•	Seasonal first quarter operating loss of $42.4 million, compared to a loss of $39.4 million a year ago, resulting in first quarter loss per share of $0.14

•	Year-to-date new business momentum and cost discipline cited as positioning company to achieve 2013 financial targets

•	Board approved a total of $500 million toward share repurchase program and increased dividend by 25% during the quarter

Summary

Revenue

•
First quarter 2013 revenue was $1.54 billion, compared to $1.51 billion in the first quarter of 2012, with an organic revenue increase of 2.3% compared to the prior-year period. This was comprised of an organic revenue increase of 4.9% internationally and 0.5% in the U.S.

Operating Results

•	Seasonal operating loss in the first quarter of 2013 was $42.4 million, compared to an operating loss of $39.4 million in 2012.

•	Operating margin was (2.7)% for the first quarter of 2013, compared to (2.6)% in 2012.

Net Results

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First quarter 2013 net loss available to IPG common stockholders was $59.2 million, resulting in a loss of $0.14 per basic and diluted share. This compares to net loss available to IPG common stockholders a year ago of $45.9 million, resulting in a loss of $0.10 per basic and diluted share. Average shares outstanding decreased 5.3% compared to the same period in 2012.

“We started the year well and are pleased with solid performance in the quarter. The combination of the results we are sharing today, significant assignments coming on stream in the coming months and our proven ability to closely manage costs positions us to achieve our financial targets for 2013,” said Michael I. Roth. “Key drivers of performance included our strong operations in emerging economies, the quality digital offerings embedded across the group, our media and marketing services companies, as well as our substantial US operations. The level of complexity and rate of change that we are seeing in the media and consumer landscape continue to represent a significant opportunity for us to assist clients in ensuring that their marketing programs are engaging and effective. Our Board's recent approval of additional share repurchase and an increased dividend underscore the confidence we have in our operating trajectory. We remain focused on delivering the 2013 targets and further enhancing shareholder value.”

Operating Results

Revenue
Revenue of $1.54 billion in the first quarter of 2013 increased 2.4% compared with the same period in 2012. During the quarter, the effect of foreign currency translation was negative 0.8%, the impact of net acquisitions was positive 0.9%, and the resulting organic revenue increase was 2.3%.

Operating Expenses
During the first quarter of 2013, salaries and related expenses were $1.13 billion, an increase of 2.5% compared to the same period in 2012. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 2.2% organically.

Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, was 73.4% in the first quarter of 2013 compared to 73.3% in the same period in 2012.

During the first quarter of 2013, office and general expenses were $453.3 million, an increase of 2.7% compared to the same period in 2012. After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 3.4% organically.

Non-Operating Results and Tax
Net interest expense of $30.4 million increased by $5.8 million in the first quarter of 2013 compared to the same period in 2012.

Other income, net was $1.8 million for the first quarter of 2013.

The income tax benefit in the first quarter of 2013 was $12.4 million on loss before income taxes of $71.0 million, compared to a benefit of $19.2 million on loss before income taxes of $65.3 million in the same period in 2012. The effective income tax rate for the first quarter of 2013 was 17.5%, compared to 29.4% for the same period in 2012.

Balance Sheet

At March 31, 2013, cash, cash equivalents and marketable securities totaled $1.65 billion, compared to $2.59 billion at December 31, 2012 and $1.59 billion at March 31, 2012. Total debt was $2.23 billion at March 31, 2013, compared to $2.45 billion at December 31, 2012.

During the first quarter of 2013, the company retired all $200 million in aggregate principal amount of its 4.75% Convertible Senior Notes due 2023 (the "4.75% Notes"). Nearly all of the 4.75% Notes were converted into approximately 16.9 million shares of Interpublic's common stock.

Share Repurchase Program and Common Stock Dividend
In March 2013, the company's Board of Directors authorized an increase in its existing share repurchase program from $300.0 million to $500.0 million to be used towards the repurchase of shares resulting from the conversion to common stock of the 4.75% Notes. During the first quarter of 2013, the company repurchased 6.2 million shares of its common stock at an aggregate cost of $75.8 million and an average price of $12.17 per share.

During the first quarter of 2013, the company declared and paid a common stock cash dividend of $0.075 per share, for a total of $31.0 million.

For more information concerning the company's financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)

(212) 704-1439

Cautionary Statement
This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients' financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS FIRST QUARTER REPORT 2013 AND 2012 (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three months ended March 31,
	2013	2012	Fav. (Unfav.) % Variance
Revenue:
United States	$894.4	$879.7	1.7%
International	648.6	627.1	3.4%
Total Revenue	1,543.0	1,506.8	2.4%

Operating Expenses:
Salaries and Related Expenses	1,132.1	1,104.9	(2.5)%
Office and General Expenses	453.3	441.3	(2.7)%
Total Operating Expenses	1,585.4	1,546.2	(2.5)%
Operating Loss	(42.4)	(39.4)	(7.6)%
Operating Margin %	(2.7)%	(2.6)%

Expenses and Other Income:
Interest Expense	(36.8)	(32.6)
Interest Income	6.4	8.0
Other Income (Expense), Net	1.8	(1.3)
Total (Expenses) and Other Income	(28.6)	(25.9)

Loss before Income Taxes	(71.0)	(65.3)
Benefit of Income Taxes	(12.4)	(19.2)
Loss of Consolidated Companies	(58.6)	(46.1)
Equity in Net Income of Unconsolidated Affiliates	0.1	0.4
Net Loss	(58.5)	(45.7)
Net Loss Attributable to Noncontrolling Interests	2.2	2.7
Net Loss Attributable to IPG	(56.3)	(43.0)
Dividends on Preferred Stock	(2.9)	(2.9)
Net Loss Available to IPG Common Stockholders	$(59.2)	$(45.9)

Loss Per Share Available to IPG Common Stockholders - Basic and Diluted	$(0.14)	$(0.10)

Weighted-Average Number of Common Shares Outstanding - Basic and Diluted	414.2	437.6

Dividends Declared Per Common Share	$0.075	$0.060